Exhibit 99.1


                          Image Entertainment Engages
                             Investment Bank Lazard


    CHATSWORTH, Calif.--(BUSINESS WIRE)--April 10, 2006--

     Banker to Advise Company on Strategic Business Opportunities

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced that investment bank Lazard Freres & Co. llc has been engaged as sole financial advisor.
    "The Special Committee, made up of independent directors of the Company, will examine all potential strategic and financial opportunities to maximize long-term value," said Special Committee Chairman Ira S. Epstein. "We have asked Lazard to conduct a thorough review of Image's businesses and its strategic options, and to work with us to properly assess the best course for the Company and all its stockholders."

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and over 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to more than 1,500 video programs and over 150 audio programs containing more than 2,000 tracks. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. The Company's subsidiary Image Entertainment (UK) maintains a content acquisition office in London, England. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as "will," "may," "estimate," "expect," "intend," "plan," "believe," and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management's current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause action outcomes and results to differ materially from current expectations.
    These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see "Forward-Looking Statements" and "Risk Factors" in our most recent Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, which are available on the Company's website at http://www.sec.gov. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.



    CONTACT: Image Entertainment, Inc.
             Dennis Hohn Cho, Esq., 818-534-9262
             dcho@image-entertainment.com